Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
Statements re Computation of Per Share Earnings
(Reference to common shares includes Class A and Class B shares)

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands, except per share amounts)
Net earnings:
Earnings on common shares before cumulative effect of change in accounting principle—basic	$29,850	$39,965	$37,995

Cumulative effect of change in accounting principle	—	—	$(2,987)

Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	30,874,000	27,813,000	25,900,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of stock options)	30,874,000	27,854,000	—
Earnings per common share before cumulative effect of change in accounting principle:
Basic	$0.97	$1.43	$1.47

Diluted	$0.97	$1.43	$1.47

Cumulative effect of change in accounting principle:
Basic	—	—	$(0.12)

Diluted	—	—	$(0.12)

Net earnings per common share:
Basic	$0.97	$1.43	$1.35

Diluted	$0.97	$1.43	$1.35